SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) July 14, 1997

                              HOME HOLDINGS INC.

            (Exact name of registrant as specified in its charter)

          Delaware             0-19347                    13-3584978

  (State of Incorporation)  (Commission file             (I.R.S. Employer
                               number)                 Identification No.)

        59 Maiden Lane, New York, New York                10038-4548
      (Address or principal executive office)             (Zip Code)


       Registrant's telephone number including area code (212) 530-6600


          Item 5.  Other Events

          The Registrant announced yesterday that on July 14 the New Hampshire Insurance Commissioner (the "Commissioner") approved a dividend payment to the Registrant by The Home Insurance Company, a New Hampshire-domiciled property and casualty stock insurance company and the principal, wholly-owned subsidiary of the Registrant ("Home Insurance"), in the amount of $11,637,500 (plus 29 days' interest). The Board of Directors of Home Insurance had previously declared the dividend, subject to the Commissioner's approval. Under the terms of an Order of Supervision issued by the Commissioner on March 3, 1997 and a Consent Order issued by the Commissioner on June 9, 1995, Home Insurance may not make any single non-claims payment in excess of $500,000, nor pay any dividend, respectively, without the prior approval of the Commissioner.

          Home Insurance's Board declared the dividend for the purpose of funding the payment of interest by the Registrant on its 7-7/8% Senior Notes due December 15, 2003, 7-7/8% Senior Sinking Fund Notes due December 15, 2003 and 7% Senior Notes due December 15, 1998 (collectively, the "Notes") to prevent the occurrence of an "Event of Default" under the Notes.

          The declaration and payment of the dividend by Home Insurance to the Registrant is surplus-neutral to Home Insurance because Home Insurance's aggregate maximum reinsurance coverage under the Aggregate Excess of Loss Reinsurance Agreement between Home Insurance and Centre Reinsurance Dublin (an affiliate of the Zurich Insurance Group) is increased by an amount equal to any dividend paid by Home Insurance prior to June 12, 1998 for the purpose of funding an interest payment on the Notes by the Registrant, plus any interest that Home Insurance would have otherwise earned on the funds used to pay such dividend. As a result, the dividend payment will neither increase nor decrease Home Insurance's statutory surplus, which at March 31 was approximately $30 million after the discounting of loss reserves.

          Item 7.  Financial Statements, Pro Forma Financial
                   Information and Exhibits

               (c)  Exhibits.

                    (99.1)    Press release issued on July 15,
                              1997.


                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HOME HOLDINGS INC.

          Dated: July 16, 1997     By: /s/ Richard H. Hershman
                                       _________________________
                                           Richard H. Hershman

                                   (Principal Financial and
                                   Accounting Officer through the
                                   Services Agreement, dated June
                                   12, 1995, between Risk
                                   Enterprise Management Limited, a
                                   Delaware corporation, and Home
                                   Insurance)